Exhibit 10.6

Catalent Pharma Solutions 14 Schoolhouse Road Somerset, NJ 08873 T (732) 537-6341 F (732) 537-5996 www.catalent.com

July 24, 2009

Mr. Scott Houlton

[Home Address]

Dear Scott:

Congratulations on your offer of employment! Catalent is the leading provider of pharmaceutical development services, drug-delivery technologies, manufacturing and packaging services to the global pharmaceutical and biotechnology industry. We take great pride in hiring executives who have talent, drive and commitment, and we are extremely delighted to have you join our team.

Attached is important information about our organization, your individual position, benefits and rewards. I encourage you to review all materials thoroughly and contact me with questions.

I am pleased to confirm in writing our offer of employment to you. The major provisions of your offer are:

1.	Position: Your position is President, Clinical and Analytical Services reporting directly to John Chiminski, President and Chief Executive Officer. As the President, Clinical and Analytical Services you will also be a member of Catalent’s Executive Leadership Team.

2.	Pay: Your base bi-weekly rate of pay will be $14,807.69 (annualized to $385,000). The official Catalent workweek starts on Monday and runs through Sunday. Catalent employees are paid every other Friday, one week in arrears according to the payroll schedule included in your packet.

3.	Sign-On Bonus: You will receive a sign on bonus of $50,000, to be paid within 30 days from the start of your employment. Please note all applicable taxes and withholdings will apply to this bonus payment. If you voluntarily terminate employment with Catalent within twelve (12) months of your start date, you will be obligated to repay Catalent the full amount of the sign on bonus.

4.	Performance: Your performance and merit reviews will follow the standard annual review calendar for Catalent.

5.	Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance.

a.	You will be eligible for participation in our short-term incentive plan, which we call our Management Incentive Plan (MIP). Your target incentive for fiscal year 2010 (July 1, 2009 - June 30, 2010) will be 75% of your annual base salary. If (a) your start date is prior to September 1, 2009 and (b) your business unit achieves plan (as measured by Ebitda/Ebit) for FY10 you will be eligible for a full portion bonus for the current fiscal year. If either of these events do not occur then your FY10 target incentive will be prorated to reflect the number of days you are employed during the fiscal year. For fiscal year 2010, 50% of your target incentive will be guaranteed. Annual bonus payments are determined based upon the achievement of specific financial and management agenda objectives. This will be explained to you in more detail when you come on board, but I am glad to answer any questions you may have in the interim.

b.	You will be eligible for our health, life, disability and 401(k) retirement savings plans on your first day of employment. You will receive more information on these benefits during your new hire orientation.

c.	You will be eligible to participate in Catalent’s Deferred Compensation Plan that enables you to save over the IRS limits in the qualified 401(k) plan. Complete details on the features of this plan and how to enroll will be mailed to your home following hire date.

d.	We will recommend to the Board of Directors of PTS Holdings Corp. (parent entity of Catalent) that you be awarded 2,500 stock options to acquire shares of common stock of PTS Holdings Corp. with an exercise price per share equal to the Fair Market Value on the date of grant (as such term is defined in the Equity Documents). The grant of your award will be subject to your investment (in cash) of a minimum of 10 percent of the aggregate value of your award to purchase shares of common stock of PTS Holdings Corp. at a per share purchase price equal to the Fair Market Value; $50,000 of which will be invested within 30 days of the grant date of your options and the remaining portion to be invested following the payment of the MIP bonus (as applicable) associated with the next three fiscal years (FY2010 to FY2012) and in approximately equivalent amounts. (The payment of MIP (as applicable) has historically occurred the beginning of September.)

The grant of your award is also subject to the approval of the Board of Directors of PTS Holdings Corp. and the date of the grant will be the date the Board of Directors approves your award. The timing of the approval of your recommended grant is dependent on your acceptance and start date. The complete terms and conditions of this equity award, including vesting provisions and restrictive covenants such as a non-compete, will be communicated to you as part of the Equity Documents that you will receive, pending approval of the award. Equity Documents as used herein is defined as the PTS Holdings Corp. Management Equity Subscription Agreement, PTS Holdings Corp. Securityholders Agreement, 2007 PTS Holdings Corp. Stock Incentive Plan, and the Non-Qualified Stock Option Agreement to the 2007 PTS Holdings Corp. Stock Incentive Plan.

6.	Relocation: You will be eligible to participate in Catalent’s relocation program; the specific terms of which will be provided to you under separate cover.

7.	Home Sale: To the extent your current home is sold for less than your original purchase price, Catalent will reimburse you for any loss on the sale up to a maximum of $150,000. Catalent will apply a tax gross-up to this payment, as applicable.

8.	Severance: A separate severance agreement letter is being prepared that will provide to you severance equal to your annual base salary and MIP target bonus, subject to the terms of the agreement.

9.	Paid Time Off: Upon joining Catalent you will receive seven (7) paid company holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day).

a.	During the 2009 calendar year, you will be eligible to receive a prorated Paid Time Off (PTO) benefit based on your start date.

b.	Beginning January 2010, you will be eligible to receive up to 26 days of PTO. PTO includes vacation, sick and personal days, all of which need to be used during the 2010 calendar year.

10.	Screening: Consistent with our policies for all Catalent personnel and the special consideration of our industry, this offer is contingent upon the taking of a company-paid drug screening test, the results of which must be negative, as well as an acceptable background check.

a.	The drug screen must be completed within five days of receipt of this offer.

b.	The background check must be complete prior to your start of employment. Please sign and fax back at least one week prior to your start date the following documents authorizing us to move forward with the initiation of the required background check:

1.	Signed copy of this offer

2.	Background Check – Notice & Acknowledgement

11.	Terms: Notwithstanding anything to the contrary herein, employment with Catalent is not for any definite period of time and is terminable, with or without notice, at the will of either you or the company at any time for any reason. There shall be no contract, express or implied, of employment

12.	Confidentiality: Catalent does not hire people for the purpose of acquiring their current or former employer’s trade secrets, intellectual property, or other confidential or proprietary information, and Catalent does not want access to any materials containing such information. Consequently, any documents, computer discs, etc. containing any such information should be returned to your current or former employer, and in no case may such information be brought to, or used, at Catalent.

13.	Ethics: As a company founded on a core set of values, you will be provided with Catalent’s Standards of Business Conduct and be prepared to sign a letter of compliance.

14.	Orientation: Orientation for new hires is conducted monthly at the Somerset facility. We will work out a mutually agreeable day and time for your orientation to receive information about the benefits program, as well as technology training. If possible, on your first day, please bring the necessary identification to fill out your I-9 form. Typical identification items include your driver’s license and social security card.

15.	Start Date: Your first day of employment is to be mutually agreed upon.

As mentioned above, please fax back a signed copy of this offer, the completed Background Check – Notice & Acknowledgment to commence your background investigation to Harry Weininger at 732 537-5932.

If you have any questions, please feel free to call me at 732-537-6432 or John Chiminski, President and Chief Executive Officer at 732-537-6401.

Sincerely,

/s/ Harry Weininger

Harry Weininger

Senior Vice President, Human Resources

Catalent Pharma Solutions, Inc.

Enclosures

cc: John Chiminski

I accept the above offer of employment:

/s/ Scott Houlton	July 29, 2009
Scott Houlton	Date

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